MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT (the “Agreement”) is dated as of December 18, 2007 between G&E Healthcare REIT/Duke Chesterfield Rehab, LLC, a Delaware limited liability company (“Company”), and Triple Net Properties Realty, Inc., a California corporation (“Property Manager”).

Company owns certain real property and improvements located at 14561 N. Outer Forty Road and 14754 Conway Road, Chesterfield, County of St. Louis, State of Missouri, commonly known St. John’s Mercy Rehabilitation Hospital, as more particularly described in Exhibit “A” attached hereto and incorporated herein (together the “Property”).

A portion of the Property is (i) currently leased pursuant to that certain St. John’s Mercy Rehabilitation Hospital Lease Agreement dated May 1, 2006 by and between St. John’s Mercy Rehabilitation, LLC, a Missouri limited liability company (“Tenant”) and the Company (as landlord pursuant to an assignment from Duke), together with all associated amendments, modifications, extensions or supplements thereto and as may be amended (the “Lease”), and (ii) vacant land known as the “Wooded Area”. Company desires to engage Property Manager to manage, lease, operate, and maintain the Property.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. COMMENCEMENT AND TERMINATION DATES; AUTHORITY OF

COMPANY.

1.1 Commencement and Termination. Property Manager’s duties and responsibilities under this Agreement shall begin on the date Company acquires the Property (the “Start Date”) and shall terminate on the earlier of (i) the sale of the Property or any portion thereof, but only as to such portion of the Property sold, (ii) termination as provided in Section 10.1, or (iii) December 31, 2030.

1.2 Approval of Company. Whenever in this Agreement the consent or approval of Company is required or otherwise requested, Company shall have fifteen (15) days after the date on which the request for consent or approval is submitted to it by Property Manager in which to approve or disapprove of the matter in writing (unless a longer or shorter period for response is expressly provided for herein). If Company does not disapprove of the matter within such fifteen (15) day period (or such longer or shorter period expressly provided for herein), the matter shall be deemed to have been approved.

1.3 Member Rights. The Company is a Delaware limited liability company, the only members in which are Grubb & Ellis Healthcare REIT Holdings, L.P., a Delaware limited partnership (“Managing Member”) and BD St. Louis Development, LLC, an Indiana limited liability company (“Duke”). Property Manager acknowledges that as an affiliate of Managing Member, Property Manager has knowledge of the requirements under the Limited Liability Company Agreement of the Company dated on or about the date hereof (as may be amended from time to time, the “Operating Agreement”) for obtaining the consent or approval of the Executive Committee (as defined in the Operating Agreement) with regard to Major Decisions (as defined in the Operating Agreement) and all other actions requiring Executive Committee approval in accordance with the Operating Agreement (and that Property Manager will not act at the direction of Managing Member in any matter that is a Major Decision or subject to Executive Committee approval without obtaining the written approval of the Executive Committee). Further, in accordance with Section 4.8(b) of the Operating Agreement, Property Manager agrees that Duke may act alone on behalf of the Company in exercising remedies of the Company under this Agreement.

2. PROPERTY MANAGER’S RESPONSIBILITIES.

2.1 Status of Property Manager. Company and Property Manager do not intend to form a joint venture, partnership or similar relationship. Instead, the parties intend that Property Manager shall act solely in the capacity of an independent contractor for Company. Nothing in this Agreement shall cause Property Manager and Company to be joint venturers or partners of each other, and neither shall have the power to bind or obligate the other party by virtue of this Agreement, except as otherwise expressly stated herein with respect to the powers of Property Manager. Nothing in this Agreement shall deprive or otherwise affect the right of either party to own, invest in, manage, or operate, or to conduct business activities which compete with, the Property.

2.2 Management. To the extent required pursuant to the to the terms of the Lease and subject to Section 1.3 of this Agreement, Property Manager shall manage, operate and maintain the Property in an efficient, economic, and satisfactory manner and shall manage the performance of everything reasonably necessary for the proper operation of the Property for the tenants thereof, subject to (a) applicable governmental requirements, and (b) the terms and provisions of this Agreement. At the expense of Company, Property Manager shall keep the Property clean and in good repair, shall order and supervise the completion of such repairs as may be required and shall generally do and perform, or cause to be done or performed, all things necessary or required for the proper and efficient management, operation, and maintenance of the Property, provided Company, in a manner reasonably satisfactory to Property Manager, makes available to Property Manager sufficient sums to pay the costs thereof. Property Manager shall perform all services in a diligent and professional manner.

2.3 Employees/Independent Contractors of Property Manager. Property Manager or an affiliate shall employ, directly or through third-party contractors (for example, an employee leasing company or on-site property manager), at all times, a sufficient number of capable employees and/or independent contractors to enable Property Manager to manage, operate and maintain the Property in a manner that is proper, adequate, safe and economical in accordance with Company’s obligations under the Lease. All matters pertaining to the supervision of such employees shall be the responsibility of Property Manager. All salaries and benefits and positions of employees who perform work in connection with the Property shall be consistent with the Budget (as defined in Section 2.5).

2.4 Compliance with Laws, Mortgages and Other Matters.

(a) Property Manager shall use reasonable efforts to comply with all applicable governmental requirements, including by way of illustration, but not limitation, the Board of Fire Underwriters or other similar body, relative to the performance of if its duties hereunder, and cause the Property to comply with all applicable governmental laws, ordinances, rules, regulations, and requirements. Property Manager shall implement such procedures with respect to the Property as Property Manager may deem advisable for the more efficient and economic management and operation thereof. Property Manager shall pay from the Operating Account (defined in Section 6.1) expenses incurred to remedy violations of laws with respect to the Property, to the extent not paid by Tenant. Property Manager shall not be obligated to remedy such violations of law if sufficient funds are not available in the Operating Account or if Company does not provide sufficient additional funds to do so, unless such violations of law arise out of the gross negligence or willful misconduct of Property Manager.

(b) Property Manager shall furnish to Company, promptly after receipt, any notice of violation of any governmental requirement or order issued by any governmental entity, any Board of Fire Underwriters or other similar body against the Property, any notice of default from the holder of any mortgage or deed of trust encumbering the Property, or any notice of termination or cancellation of any insurance policy.

2.5 Budgets and Operating Plan.

(a) Property Manager shall prepare and submit to Company, upon written request, an initial capital and operating budget (“Budget”) for the promotion, operation, leasing (including leasing parameters for the Property), repair, maintenance and improvement of the Property for the first full calendar year of ownership on or before November 30th of the calendar year in which the Property was acquired. The Budget shall be on a monthly, generally accepted accounting principles in the United States (“GAAP”), basis. Property Manager shall also deliver a Budget for each subsequent calendar year on or about November 30th of the calendar year before the budget year. The Budget shall be approved by Company. Company shall be deemed to have approved the Budget unless the Company provides written notice to Property Manager indicating specific objection to certain Budget items within fifteen (15) days from receipt of the Budget. In the event Company disagrees with any item in the Budget, the Property Manager may proceed under the terms of the previous year’s Budget and may take any action with respect to items not approved for Emergency Expenditures (as defined in Section 2.5.2) until such time as the new Budget is approved. Property Manager shall provide Company with such information regarding the Budget as may be, from time to time, reasonably requested by Company. Property Manager may at any time submit a revised Budget to Company.

(b) Property Manager shall charge all expenses to the proper account as specified in the Budget, provided that Property Manager may reallocate savings from one line item to other line items, so long as not more than five percent (5%) of the amount of any line item is reallocated in any calendar year. Property Manager shall submit a revised Budget to Company prior to making any expenditure not within the Budget unless the expenditure is (a) less than Five Thousand Dollars ($5,000), or (b) in the Property Manager’s reasonable judgment, required to avoid personal injury, significant property damage, a default under any loan encumbering the Property, a violation of applicable law or the suspension of a service (collectively, “Emergency Expenditures”).

(c) During each year, Property Manager shall inform Company of any material increases in costs and expenses not foreseen and not included in the Budget within a reasonable time after Property Manager learns of such changes.

(d) Together with the submission of the Budget, Property Manager shall submit each year to Company, for informational purposes only, an operating plan for the general operation of the Property, including a proposed list of improvements to the Property, general insurance plan, marketing plan and plan for the general operation and maintenance of the Property (the “Operating Plan”). Property Manager may submit a revised Operating Plan to Company at any time.

2.6 Leasing.

(a) Property Manager shall not enter into any leases or modifications to the Lease without consent of the Company, which consent shall be subject to the terms of the Operating Agreement.

(b) Notwithstanding anything to the contrary contained herein, Property Manager shall only provide those services to Tenant and others as required by the Lease (if any), and shall provide no unusual or non-customary services to Tenant or any other parties on behalf of Company.

(c) Property Manager shall not, without the prior written approval of Company, give free rental or discounts or rental concessions to any employees, officers or shareholders of Property Manager or anyone related to such employees, officers or shareholders, unless such discounts or concessions are in lieu of salaries or other benefits to which they would be contractually entitled. Property Manager shall not lease any space in the Property to itself or to any of its affiliates or subsidiaries, except as provided in the Operating Plan, without the prior written consent of Company.

(d) Property Manager and Company agree that there shall be no discrimination against or segregation of any person or group of persons on account of age, race, color, religion, creed, handicap, sex or national origin in the leasing of the Property, nor shall Company or Property Manager permit any such practice or practices of discrimination or segregation with respect to the selection, location, number or occupancy of tenants.

(e) Property Manager shall not enter into any contracts or agreements to design or construct tenant improvements unless approved in writing by the Company.

2.7 Collection of Rents and Other Income. Property Manager shall bill Tenant and shall use its commercially reasonable efforts to collect all rent and other charges due and payable from any tenant or from others for services provided in connection with the Property. Property Manager shall deposit all monies so collected in the Operating Account.

2.8 Repairs and Maintenance. Property Manager shall not perform any maintenance of the buildings, appurtenances and grounds of the Property, unless required by the Lease or approved in writing by the Company.

2.9 Capital Expenditures. Property Manager may make any capital expenditure within any Budget approved by Company without any further consent, provided that Property Manager follows the bid procedures prescribed below. All other capital expenditures other than for an Emergency Expenditure shall be subject to submittal of a revised Budget to Company. Unless Company specifically waives such requirements, or approves a particular contract, Property Manager shall award any contract for a capital improvement exceeding $25,000 in cost on the basis of competitive bidding, solicited from a minimum of two (2) written bids. Property Manager shall accept the bid of the lowest bidder determined by Property Manager to be responsible, qualified and capable of completing such improvements on a reasonable schedule.

2.10 Service Contracts, Supplies and Equipment.

(a) Property Manager may enter into or renew any customary contract for cleaning, maintenance, repairing or servicing the Property or any of the constituent parts of the Property (including contracts for fuel oil, security or other protection, extermination, landscaping, architects or engineering services) contemplated by the Budget and/or the Operating Plan with any unrelated third party without the consent of Company. Each such service contract shall (a) be in the name of Company, with the Property Manager executing such contract as agent for Company only if the Company, as landlord, is required to provide such service in accordance with the Lease, (b) be assignable to the transferee of Company, and (c) be for a term not to exceed one (1) year. Unless Company specifically waives such requirements or approve a particular contract, all service contracts for amounts in excess of $25,000 per year shall be subject to bid under the procedure specified in Section 2.9.

(b) If this Agreement terminates pursuant to Section 10, Property Manager, at the option of Company, shall assign to the nominee of Company all of Property Manager’s interest in any service agreements pertaining to the Property, which are in the name of Property Manager or to which it is party.

(c) At the expense of Company, Property Manager shall purchase, provide, and pay for all needed janitorial and maintenance supplies, tools and equipment, restroom and toilet supplies, light bulbs, paints, and similar supplies necessary to the efficient and economical operation and maintenance of the Property to the extent required by the Lease. All such supplies, tools, and equipment generally shall be delivered to and stored in the Property and shall be used only in connection with the management, operation, and maintenance of the Property.

(d) Property Manager shall use reasonable efforts to purchase all goods, supplies or services at the lowest cost (with sufficient quality) reasonably available from reputable sources in the metropolitan area where the Property is located. In making any contract or purchase hereunder, Property Manager shall use reasonable efforts to obtain favorable discounts for Company and all discounts, rebates or commissions under any contract or purchase order made hereunder shall inure to the benefit of Company. Property Manager shall make payments under any such contract or purchase order to enable Company to take advantage of any such discount if Company provides sufficient funds therefor.

2.11 Taxes and Mortgages. Property Manager shall manage invoices and payment of real estate and personal property taxes, general and special real property assessments and other like charges (collectively “Taxes”) which are, or may become, liens against the Property in accordance with the terms of the Lease.

2.12 Tenant Relations; Compliance. Property Manager will use reasonable efforts to develop and maintain good relations with the tenants in the Property, including the Tenant. At all times during the term hereof, Property Manager shall use its reasonable efforts to retain existing tenants in the Property and, after completion of the initial leasing activity for new tenants, to retain such tenants. Property Manager shall use its reasonable efforts to secure compliance by the Tenant with the terms and conditions of the Lease.

2.13 Miscellaneous Duties. Property Manager shall (a) maintain at Property Manager’s office address as set forth in Section 12.1 and readily accessible to Company, orderly files containing rent records, insurance policies, leases and subleases, correspondence, receipted bills and vouchers, bank statements, canceled checks, deposit slips, debit and credit memos, and all other documents and papers pertaining to the Property or the operation thereof; (b) provide information about the Property necessary for the preparation and filing by Company of its tax returns required by any governmental authority, including annual statements, identifying all expenses paid and income received by Company; (c) consider and record tenant service requests in systematic fashion showing the action taken with respect to each, and thoroughly investigate and report to Company in a timely fashion with appropriate recommendations all complaints of a nature which might have a material adverse effect on the Property or the Budget; (d) supervise the moving in and out of tenants and subtenants; arrange, to the extent possible, the dates thereof to minimize disturbance to the operation of the Property and inconvenience to other tenants or subtenants; and render an inspection report, an assessment for damages and a recommendation on the disposition of any deposit held as security for the performance by the tenant under its lease with respect to each premises vacated; (e) check all bills received for the services, work and supplies ordered in connection with maintaining and operating the Property and, except as otherwise provided in this Agreement, pay such bills when due and payable; and (f) not knowingly permit the use of the Property for any purpose that might void any policy of insurance held by Company or which might render any loss thereunder uncollectible. All such records are the property of Company and will be delivered to Company upon request.

2.14 Anticipated Improvements. Company is aware that the Property may require certain capital improvements in the future. Property Manager shall make or manage all such capital improvements in accordance with the terms of the Lease.

3. INSURANCE.

3.1 Insurance.

(a) To the extent required pursuant to the Lease, Property Manager, at Company’s expense, will obtain and keep in force adequate insurance against physical damage (such as fire with extended coverage endorsement, boiler and machinery) and against liability for loss, damage or injury to property or persons which might arise out of the occupancy, management, operation or maintenance of the Property, as contemplated by the Operating Plan to the extent available at commercially reasonable rates. Such insurance shall be obtained for Company, with Company as named insured. Property Manager shall not obtain earthquake or flood insurance unless expressly directed to do so by a specific written notice from Company. Property Manager shall be a named insured on all property damage insurance and an additional insured on all liability insurance maintained with respect to the Property.

(b) As part of the Operating Plan, Property Manager shall advise Company in writing and make recommendations with respect to the proper insurance coverage for the Property, taking into account the insurance requirements set forth in any mortgage on the Property, shall furnish such information as Company may reasonably request to obtain insurance coverage and shall reasonably aid and cooperate with respect to such insurance and any loss thereunder. Company acknowledges that Property Manager is not a licensed insurance agent or insurance expert. Accordingly, Property Manager shall be entitled to rely on the advice of a reputable insurance broker or consultant regarding the proper insurance for the Property.

(c) Property Manager shall investigate and submit, as soon as reasonably possible, a written report to the insurance carrier and Company as to all accidents, claims for damage relating to the ownership, operation and maintenance of the Property, any damage to or destruction of the Property and the estimated costs of repair thereof, and prepare and file with the insurance company in a timely manner required reports in connection therewith. Notwithstanding the foregoing, but subject to the terms of the Mortgage Loan Documents (as defined below), Property Manager shall not be required to give such notice to Company if the amount of the claims, damage or destruction, as reasonably estimated by Property Manager, does not exceed $5,000 for any one occurrence. Property Manager shall settle all claims against insurance companies arising out of any policies, including the execution of proofs of loss, the adjustment of losses, signing and collection of receipts and collection of money, except that Property Manager shall not settle claims in excess of $5,000 without submitting prior notice to Company.

For purposes of this Agreement, “Mortgage Loan Documents” shall mean all documents and instruments evidencing, securing or in any manner relating to the mortgage loan to be provided to Company secured by the Property, as such loan may be varied, extended, supplemented, consolidated, amended or restated from time to time.

3.2 Additional Insurance. Any insurance obtained by Property Manager for its own account, and not for the benefit of Company, or the Property, shall be at Property Manager’s own expense.

3.3 Contractor’s and Subcontractor’s Insurance. Property Manager shall require all contractors and subcontractors entering upon the Property to perform services to have insurance coverage at the contractor’s or subcontractor’s expense, in the following minimum amounts: (a) worker’s compensation—statutory amount; (b) employer’s liability (if required)—$500,000; and (c) comprehensive general liability insurance, including comprehensive auto liability insurance covering the use of all owned and hired automobiles, with bodily injury and property damage limits of $1,000,000 per occurrence. Property Manager may waive such requirements in its reasonable discretion. Property Manager shall obtain and keep on file a certificate of insurance which shows that each contractor and subcontractor is so insured.

3.4 Waiver of Subrogation. To the extent available at commercially reasonable rates, all property damage insurance policies required hereunder shall contain language whereby the insurance carrier thereunder waives any right of subrogation it may have with respect to Company or Property Manager.

4. FINANCIAL REPORTING AND RECORD KEEPING.

4.1 Books of Accounts. Property Manager shall maintain adequate and separate books and records for the Property with the entries supported by sufficient documentation to ascertain their accuracy with respect to the Property. Such books and records shall contain a separate accounting of all items of income and all items of expenses for Company. Company agrees to provide to Property Manager any financial or other information reasonably requested by Property Manager to carry out its services hereunder. Property Manager shall maintain such books and records at Property Manager’s office set forth in Section 12.1. Property Manager shall ensure such control over accounting and financial transactions as is reasonably necessary to protect Company’s assets from theft, error or fraudulent activity by Property Manager’s employees. Property Manager shall indemnify, defend and hold harmless Company from any losses arising from such instances, including, without limitation, the following: (a) theft of assets by Property Manager’s employees, principals, or officers; (b) overpayment or duplicate payment of invoices arising from either fraud or gross negligence, unless credit is subsequently received by Company; (c) overpayment of labor costs arising from either fraud or gross negligence, unless credit is subsequently received by Company; and (d) overpayment resulting from payment from suppliers to Property Manager’s employees or associates arising from the purchase of goods or services for the Property.

4.2 Financial Reports. On or about the fifteenth (15th) day of each month, Property Manager shall furnish to Company an income statement for the prior month. Property Manager shall also deliver to Company on or about the fifteenth (15th) day after (a) the close of a calendar year and (b) the termination of this Agreement, a balance sheet and income statement for the Property. The income statement, the balance sheet, and all other financial statements and reports shall be prepared on a GAAP basis.

4.3 Supporting Documentation. As additional support to the monthly financial statements, unless otherwise directed by Company, and at the expense of Company, Property Manager shall maintain and make available at Property Manager’s office, as set forth in Section 12.1, copies of the following: (a) all bank statements, bank deposit slips, bank debit and credit memos, canceled checks, and bank reconciliations; (b) detailed cash receipts and disbursement records; (c) detailed trial balance for receivables and payables and billed and unbilled revenue items; (d) rent roll of tenants; (e) paid invoices (or copies thereof); (f) summaries of adjusting journal entries as part of the annual accounting process; (g) supporting documentation for payroll, payroll taxes and employee benefits; (h) appropriate details of accrued expenses and property records; (i) information regarding the operation of the Property necessary for preparation by Company of its tax returns; and (j) market study of competition (quarterly only). In addition, Property Manager shall deliver to Company with the monthly financial statement copies of the documents described in (a) (statements and reconciliations only), (b), (c), (d), and (h) above.

5. RIGHT TO AUDIT.

Company and their representatives may examine all books, records and files maintained for Company by Property Manager. Company may perform any audit or investigations relating to Property Manager’s activities at any office of Property Manager if such audit or investigation relates to Property Manager’s activities for Company. Should Company discover defects in internal control or errors in record keeping, Property Manager shall undertake with all appropriate diligence to correct such discrepancies either upon discovery or within a reasonable period of time. Property Manager shall inform Company in writing of the action taken to correct any audit discrepancies.

6. BANK ACCOUNTS.

6.1 Bank Account. Property Manager shall establish and maintain, in reputable banks or financial institutions designated by Property Manager, separate bank accounts in trust for, or in the name of, Company (the “Bank Accounts”). All moneys collected from, or in connection with, the Property shall be deposited in the Bank Accounts.

6.2 Operating Account. Property Manager shall be permitted to deposit and make withdrawals from a master Bank Account (such master account together with and any interest earned thereon, shall hereinafter be referred to as the “Operating Account”). Company shall maintain the Operating Account so that an amount at least as great as the budgeted expenses for such month is in Operating Account as of the first of each month. Property Manager shall pay from the Operating Account, on behalf of Company, operating expenses, based on their undivided interests in the Property, the operating expenses of the Property and any other payments relating to the Property as required by this Agreement. If more than one bank account is necessary to operate the Property, each account shall have a unique name.

6.3 Security Deposit Account. If the Company holds any security deposits under the Lease and if applicable law requires a segregated account of security deposits, Property Manager will open, on behalf of Company, a separate account at a reputable bank or other financial institution. Property Manager shall maintain such account in accordance with applicable law. Property Manager shall use the account only to maintain security deposits on behalf of Company. Property Manager shall inform the bank or financial institution to hold the funds in trust for Company. Property Manager shall maintain detailed records of all security deposits deposited, and allow Company or its designees access to such records. Property Manager may return such deposits to any tenant in the ordinary course of business in accordance with the terms of the applicable lease and applicable law. If interest is earned on any interest-bearing accounts, Company shall be entitled to the interest, if allowed by law.

6.4 Access to Account. As authorized by signature cards, representatives of Property Manager shall have access to and may draw upon all funds in the accounts described in Sections 6.1, 6.2 and 6.3 without the approval of Company.

7. PAYMENTS OF EXPENSES.

7.1 Costs Eligible for Payment from Operating Account. Property Manager shall pay all expenses of the operation, maintenance and repair of the Property contemplated by the Budget directly from the Operating Account, subject to the conditions set forth in Sections 1.3 and 2.5, including the following: (a) costs of the gross salary and wages or proportional shares thereof, payroll taxes, worker’s compensation insurance, and all other benefits of employees required to manage, operate and maintain the Property properly, adequately, safely and economically, subject to this Agreement, provided that Property Manager shall not pay such employees in advance; (b) cost to correct the violation of any governmental requirement relating to the leasing, use, repair and maintenance of the Property, or relating to the rules, regulations or orders of the local Board of Fire Underwriters or other similar body, if such cost is not the result of Property Manager’s gross negligence or willful misconduct; (c) actual and reasonable cost of making all repairs, decorations and alterations if such cost is not the result of Property Manager’s gross negligence or willful misconduct; (d) cost incurred by Property Manager in connection with all service agreements; (e) cost of collection of delinquent rents collected by a collection agency or attorney; (f) legal fees of attorneys; (g) cost of capital expenditures subject to the restrictions in Section 2.9 and in this Section; (h) cost of printed checks for each account required for the Property and Company; (i) cost of utilities; (j) cost of advertising; (k) cost of printed forms and supplies required for use at the Property; (l) management compensation set forth in Section 9; (m) cost of tenant improvements to the Property; (n) broker’s commissions; (o) debt service; (p) cost of utilities, services, contractors and insurance; (q) reimbursement of Property Manager’s out-of-pocket costs and expenses to the extent not prohibited by Section 8 below; (r) cost of forms, papers, ledgers, and other supplies and equipment used in connection with the Property for the preparation of reports, information and returns to be prepared by Property Manager under the terms of this Agreement; (s) all expenses of Property Manager’s on-site office; (t) all other costs directly related to the Property, including, but not limited to, communication costs (telephone, postage, etc.), computer rentals or time, supplies (paper, envelopes, business forms, checks, payroll forms and record cards, forms for governmental reports, etc.), printing, insurance, fidelity bonds, taxes and license fees, and general office expenses allocable to the Property; and (u) cost of routine travel by Property Manager’s employees or associates to and from Property. All other amounts not directly related to the Property or Company shall be payable solely by Property Manager, and shall not be paid out of the Operating Account or reimbursed by Company.

7.2 Operating Account Deficiency. If there are not sufficient funds in the Operating Account to make any such payment, Property Manager shall notify Company, if possible, at least ten (10) days prior to any delinquency so that Company has an opportunity to deposit sufficient funds in the Operating Account to allow for such payment prior to the imposition of any penalty or late charge. No later than the twentieth (20th) day of each month, Property Manager shall remit to Company all unexpended funds for the prior month, except for a reserve for contingencies reflected in the Budget which shall remain in the Operating Account in the amount equal to the expenses budgeted for the month in which the remittance is to be made.

8. PROPERTY MANAGER’S COSTS NOT TO BE REIMBURSED.

8.1 Non-reimbursable Costs. The following expenses or costs incurred by or on behalf of Property Manager in connection with the management and leasing of the Property shall be at the sole cost and expense of Property Manager and shall not be reimbursed by Company: (a) cost attributable to losses arising from gross negligence or fraud on the part of Property Manager, Property Manager’s associates or employees; (b) cost of insurance purchased by Property Manager for its own account; (c) Property Manager’s cost of overhead, salaries and other items except as expressly provided in Section 7.1; (d) any cost or expenses not approved by the Executive Committee in accordance with Section 1.3 of this Agreement; and (e) any cost or expense that Tenant pays directly in accordance with the terms of the Lease.

8.2 Litigation. Property Manager will be responsible for and hold Company harmless from, all fees, costs, expenses, and damages relating to disputes with Property Manager’s employees for worker’s compensation (to the extent not covered by insurance), discrimination or wrongful termination, including legal fees and other expenses.

9. COMPENSATION.

Company shall pay the fees set forth below. The fees described in this Section 9 shall be paid only to the extent of free cash flow generated by the Property after payment of operating expenses at the Property and such fees shall accrue.

9.1 Oversight Fee. Property Manager, or an affiliate, shall receive, for its services in managing the Property in accordance with the terms of this Agreement, a monthly oversight fee (the “Oversight Fee”) equal to one percent (1%) of Net Rent (defined below) applicable to the period beginning after the Start Date. The Oversight Fee shall be in addition to out-of-pocket and on-site personnel costs that are reimbursable pursuant to Section 7, and the other fees provided in this Agreement. “Net Rent” shall mean the Base Rent (as defined in the Lease). The Oversight Fee shall be payable monthly in arrears, following calculation thereof, upon submission of a monthly statement from the Operating Account or from other funds timely provided by Company. Upon termination of this Agreement, the parties will prorate the Oversight Fee on a daily basis to the effective date of such cancellation or termination.

9.2 Leasing Commissions. Property Manager or an Affiliate shall receive, for its services in leasing the Property in accordance with the terms of this Agreement, including initial lease executions and renewals, a leasing commission (the “Leasing Commission”) in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties, as determined by a survey of brokers and agents in such area. The Leasing Commission is generally expected to range from three percent (3%) to eight percent (8%) of the gross revenues generated during the initial term of the lease. Any leasing fees due outside leasing agents or brokers, including those representing any tenant, will be paid by the Property Manager from these commissions. The value of the lease shall be calculated by totaling the minimum monthly rent (or similar rent) for the term of the lease. The term of the lease shall not exceed five (5) years for purposes of the foregoing computation and shall be exclusive of option periods. If another broker represents the tenant, then Property Manager may cooperate with that broker on terms and conditions acceptable to Property Manager. Notwithstanding the foregoing, the Property Manager shall not be entitled to any Leasing Commission in connection with the Lease or any modifications, expansions, or extensions thereto.

10. TERMINATION.

10.1 Termination by Company. Company shall have the right to terminate this Agreement, at any time, whether for cause or not for cause, upon sixty (60) days prior written notice to Property Manager. Company shall have the right to terminate this Agreement for Cause upon thirty (30) days notice to Property Manager. For purposes of this Agreement, termination of the Property Manager “for cause” shall mean termination due to (a) the fraud, criminal conduct, willful misconduct, gross negligence or a material breach of this Agreement by Property Manager, provided that (i) Property Manager does not cure any such material breach within thirty (30) days of receiving notice of such material breach from Company, or (ii) such material breach is not of a nature that can be remedied within such period; or (b) termination of the Advisory Agreement, dated as of September 20, 2006, by and among NNN Healthcare/Office REIT, Inc., NNN Healthcare/Office REIT Holdings, L.P., NNN Healthcare/Office REIT Advisor, LLC and Triple Net Properties, LLC.

10.2 Termination by Property Manager. Property Manager shall have the right to terminate this Agreement at any time, for any reason, upon sixty (60) days prior written notice to Company. Property Manager shall have the right to terminate this Agreement upon thirty (30) days notice to Company in the event Company is in default in the performance of any of its obligations hereunder, provided that such default remains uncured for thirty (30) days following Property Manager’s giving of written notice of such default to Company.

10.3 Termination On Sale. This Agreement shall automatically terminate upon the sale of the entire Property, including without limitation, a sale of the Property by the Company to Duke.

10.4 Final Accounting. Within thirty (30) days after termination of this Agreement for any reason, Property Manager shall deliver to Company, the following: (a) a final accounting, setting forth the balance of income and expenses on the Property as of the date of termination; (b) any balance or monies of Company or tenant security deposits held by Property Manager with respect to the Property; and (c) all materials and supplies, keys, books and records, contracts, leases, receipts for deposits, unpaid bills and other papers or documents which pertain to the Property. For a period of thirty (30) days after such expiration or cancellation for any reason other than Company’s default, Property Manager shall be available, through its senior executives familiar with the Property, to consult with and advise Company or any person or entity succeeding to Company as owner of the Property or such other person or persons selected by Company regarding the operation and maintenance of the Property. In addition, Property Manager shall cooperate with Company in notifying all tenants of the Property of the expiration and termination of this Agreement, and shall use reasonable efforts to cooperate with Company to accomplish an orderly transfer of the operation and management of the Property to a party designated by Company. Property Manager shall receive its monthly Oversight Fee for such services. Property Manager shall, at its cost and expense, promptly remove all signs wherever located indicating that it is the Property Manager and replace and repair any damage resulting therefrom. Termination of this Agreement shall not release either party from liability for failure to perform any of the duties or obligations as expressed herein and required to be performed by such party for the period prior to the termination.

11. CONFLICTS.

Property Manager shall not deal with or engage, or purchase goods or services from, any subsidiary or affiliated company of Property Manager in connection with the management of the Property for amounts above market rates.

12. NOTICES.

12.1 Notices. All notices, demands, consents, approvals, reports and other communications provided for in this Agreement shall be in writing and shall be given to Company or Property Manager at the address set forth below or at such other address as they may specify hereafter in writing:

COMPANY:	G&E Healthcare REIT/Duke Chesterfield Rehab, LLC
c/o NNN Healthcare Office Company, Inc.
1551 N. Tustin Avenue, Suite 300
Santa Ana, California 92705
With a copy to:	Duke Realty Limited Partnership
Attn: Jason Sturman
600 E 96th Street, Suite 100
Indianapolis, IN 46240
Fax: (317) 808-6794
PROPERTY MANAGER:	Triple Net Properties Realty, Inc.
1551 N. Tustin Avenue, Suite 300
Santa Ana, CA 92705
Attn: Jeff Hanson, President

Such notice or other communication may be delivered by a recognized overnight delivery service providing a receipt, facsimile transmission or mailed by United States registered or certified mail, return receipt requested, postage prepaid if deposited in a United States Post Office or depository for the receipt of mail regularly maintained by the post office. Notices sent by overnight courier shall be deemed given one (1) business day after mailing; notices sent by registered or certified mail shall be deemed given two (2) business days after mailing; and notices sent by facsimile transmission shall be deemed given as of the date sent (if sent prior to 5:00 p.m. PST and if receipt has been acknowledged by the operator of the receiving machine).

13. MISCELLANEOUS.

13.1 Assignment. Property Manager may not assign this Agreement without the prior written consent of Company, which consent may be withheld in Company’s sole and absolute discretion.

13.2 Gender. Each gender shall include each other gender. The singular shall include the plural and vice-versa.

13.3 Amendments. Except as otherwise provided, each amendment, addition or deletion to this Agreement shall not be effective unless approved by the parties in writing.

13.4 Attorneys’ Fees. In any action or proceeding between Property Manager and Company arising from or relating to this Agreement or the enforcement or interpretation hereof, the party prevailing in such action or proceeding shall be entitled to recover from the other party all of its reasonable attorneys’ fees and other costs and expenses of the action or proceeding.

13.5 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Missouri without regard to any choice of law rules.

13.6 Headings. All headings are only for convenience and ease of reference and are irrelevant to the construction or interpretation of any provision of this Agreement.

13.7 Representations. Property Manager represents and warrants that it is or shall be prior to entering into any transaction fully qualified and licensed, to the extent required by law, to manage and lease real estate and perform all obligations assumed by Property Manager hereunder. Property Manager shall use reasonable efforts to comply with all such laws now or hereafter in effect.

13.8 Indemnification by Property Manager. Property Manager shall indemnify, defend and hold Company and its shareholders, officers, directors, and employees harmless from any and all claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses, including reasonable attorneys’ fees and court costs, sustained or incurred by or asserted against Company by reason of the acts of Property Manager which are not reimbursed by insurance and which arise out of (a) the gross negligence or fraud of Property Manager, its agents or employees, or (b) Property Manager’s breach of this Agreement. If any person or entity makes a claim or institutes a suit against Company on a matter for which Company claims the benefit of the foregoing indemnification, then (a) Company shall give Property Manager prompt notice thereof in writing; (b) Property Manager may defend such claim or action by counsel of its own choosing provided such counsel is reasonably satisfactory to Company; and (c) neither Company nor Property Manager shall settle any claim without the other’s written consent.

13.9 Indemnification by Company. Company shall indemnify and hold harmless Property Manager and its affiliates, including their respective officers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, provided that Company shall not indemnify and hold harmless Property Manager or its affiliates unless:

(i)	Property Manager or its affiliates have determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of Company;

(ii)	Property Manager or its affiliates were acting on behalf of or performing services for Company;

(iii)	such liability or loss was not the result of negligence or misconduct by Property Manager or its affiliates; and

(iv)	such indemnification or agreement to hold harmless is recoverable only out of Company’s net assets and not from the stockholders of NNN Healthcare/Office Company, Inc.

The obligation of Company to indemnify or hold harmless Property Manager and its affiliates shall also be subject to any limitations imposed by Maryland law. If any person or entity makes a claim or institutes a suit against Property Manager on any matter for which Property Manager claims the benefit of the foregoing indemnification, then (a) Property Manager shall give Company prompt notice thereof in writing; (b) Company may defend such claim or action by counsel of its own choosing provided such counsel is reasonably satisfactory to Property Manager; (c) neither Property Manager nor Company shall settle any claim without the other’s written consent; and (d) this subsection shall not be so construed as to release Company or the Property Manager from any liability to the other for a breach of any of the covenants agreed to be performed under the terms of this Agreement.

13.10 Complete Agreement. This Agreement shall supersede and take the place of any and all previous agreements entered into between the parties with respect to the Property.

13.11 Severability. If any provisions of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement, where the application of such provisions or circumstances other than those as to which it is determined to be invalid or unenforceable shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

13.12 No Waiver. The failure by any party to insist upon the strict performance of, or to seek remedy of, any one of the terms or conditions of this Agreement or to exercise any right, remedy, or election set forth herein or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future of such term, condition, right, remedy or election, but such item shall continue and remain in full force and effect. All rights or remedies of the parties specified in this Agreement and all other rights or remedies that they may have at law, in equity or otherwise shall be distinct, separate and cumulative rights or remedies, and no one of them, whether exercised or not, shall be deemed to be in exclusion of any other right or remedy of the parties.

13.13 Binding Effect. This Agreement shall be binding and inure to the benefit of the parties and their respective successors and assigns.

13.14 Enforcement of Property Manager’s Rights. In the enforcement of its rights under this Agreement, Property Manager shall not seek or obtain a money judgment or any other right or remedy against any shareholders or disclosed or undisclosed principals of Company, Property Manager shall enforce its rights and remedies solely against the estate of Company in the Property or the proceeds of any sale of all or any portion of Company’s interest therein.

[Signatures On Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Management Agreement the date and year first above written.

G&E HEALTHCARE REIT/DUKE CHESTERFIELD REHAB, LLC, a Delaware limited liability company
By: Grubb & Ellis Healthcare REIT Holdings, L.P., a Delaware limited partnership,
its Managing Member
By: Grubb & Ellis Healthcare REIT, Inc.,
a Maryland corporation,
its General Partner
By: /s/ Shannon K S Johnson
Name:

Title:
TRIPLE NET PROPERTIES REALTY, INC., a California corporation By: /s/ Richard Hutton Name: Richard Hutton Title: Executive Vice President